RESULTS OF SHAREHOLDER MEETING
VIRTUS OPPORTUNITIES TRUST
MAY 19, 2016
(Unaudited)

At a special meeting of shareholders of all series of Virtus
Equity Trust, Virtus Insight Trust and Virtus Opportunities
Trust, held on May 19, 2016, shareholders of Virtus
Opportunities Trust (the "Trust") voted on the following proposals:



Number of Eligible Votes:
Proposal 1.


To elect six Trustees to serve on the Board of Trustees until the next meeting of shareholders at which Trustees are elected.


FOR                          AGAINST              ABSTAIN

George R. Aylward
1,145,056,198.477          24,756,597.221         0
Thomas J. Brown
1,144,160,222.050          25,652,573.650         0
Donald C. Burke
1,145,758,834.912          24,053,960.790         0
Roger A. Gelfenbien
1,144,297,795.833          25,514,999.865         0
John R. Mallin
1,144,938,076.292          24,874,719.410         0
Hassell H. McClellan
1,143,864,433.134          25,948,362.566         0

Shareholders of the Trust voted to approve the above proposal.



Number of Eligible Votes:
Proposal 2.


To approve a proposal to permit Virtus Investment Advisers, Inc., as the investment adviser to all the Funds, to hire and replace subadvisers or\ to modify subadvisory agreements without shareholder approval.

FOR                      AGAINST               ABSTAIN

Virtus CA Tax Exempt Bond Fund
1,258,194.893          91,895.368             41,271.245
Virtus Emerging Markets Debt Fund
3,015,152.206            198.283                 0
Virtus Emerging Markets Equity Income Fund
3,672,832.400                 0                  0
Virtus Emerging Markets Opportunities Fund
620,793,093.034         25,302,093.728       9,306,937.262
Virtus Emerging Markets Small-Cap Fund
494,281.793                    0                  0
Virtus Essential Resources Fund
504,931.913                    0                  0
Virtus Foreign Opportunities Fund
27,726,679.250            666,663.374         564,703.507
Virtus Greater European Opportunities Fund
818,457.900                37,502.974          15,676.215
Virtus International Small-Cap Fund
3,074,638.276              5,991.041           10,261.000
Virtus International Wealth Masters Fund
518,044.295                   0                    0
Virtus Low Duration Income Fund
10,449,114.393            779,684.940          311,840.943
Virtus Multi-Sector Intermediate Bond Fund
11,147,670.008            724,253.699          406,427.672
Virtus Multi-Sector Short Term Bond Fund
618,834,424.483          21,316,032.964      14,819,955.463

Shareholders of the Funds listed above voted to approve the above proposal.




Number of Eligible Votes:
Proposal 6.


To approve a proposal to amend the fundamental restrictions of the Fundamental Restriction Funds with respect to loans.

FOR                    AGAINST                ABSTAIN

Virtus Foreign Opportunities Fund
27,568,524.708       741,409.046           648,118.377
Virtus Multi-Sector Short Term Bond Fund
615,281,810.614      22,749,361.497        16,939,237.795

Shareholders of the Funds listed above voted to approve the above proposal.